We consent to the incorporation by reference in the registration statements of Dollar General Corporation on Form S-8 (Nos.33-23796, 33-31827, 33-51589 and 33-51591) of our report dated March 8, 1994, except as to the information presented in Note 11 for which the date is April 15, 1994 on our audits of the consolidated financial statements and financial statement schedules of Dollar General Corporation as of January 31, 1994 and 1993 and for the years ended January 31, 1994, 1993 and 1992, which report is included in this Annual Report on Form 10K.

    COOPERS & LYBRAND

    Louisville, Kentucky
    April 27, 1994